                                                                      EXHIBIT 99



NEWS RELEASE

                                            [VERIZON LOGO]


FOR IMMEDIATE RELEASE                       CONTACTS:
OCTOBER 30, 2001                            PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com


                VERIZON COMMUNICATIONS REPORTS SOLID 3Q EARNINGS
                   AND PROVIDES OUTLOOK FOR REMAINDER OF 2001

         COMPANY POSTS CONTINUED QUALITY GROWTH IN WIRELESS SECTOR, DSL; INCREASED 2001 LONG-DISTANCE SALES GOAL REACHED IN NINE MONTHS

                            THIRD-QUARTER HIGHLIGHTS

         o 752,000 new wireless customers, for 28.7 million total, with continued reduced customer churn, high percentage of contract sales and 20 million digital customers

         o 6.9 million long-distance customers nationwide, reaching previously announced, increased year-end targets

         o Long-distance approval in Pennsylvania, a $3 billion annual revenue opportunity

         o 135,000 net new DSL (digital subscriber line) customers for a third-quarter total of 975,000 and a current total of more than 1 million

         o 52 percent growth in data circuits as measured in access line equivalents (ALEs); total ALEs in service grew more than 20 percent to 128.5 million

         o Continued industry-leading cost control, with second consecutive quarter of cash expense reductions in the Domestic Telecom segment

         o        18.1 percent data transport revenue growth over third quarter
                  2000

         o 2.0 million increase, to 9.1 million total, in proportionate international wireless customers, a 28.6 percent increase over third quarter 2000




                                     -more-

Verizon 3Q 2001 Earnings Release, page 2


         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today reported adjusted third-quarter net income of $2.04 billion, or adjusted diluted earnings per share (EPS) of 75 cents, which includes a 3-cent-per-share impact related to the Sept. 11 terrorist attacks in New York City and at the Pentagon. This represents a 2.8 percent increase from $1.98 billion, or 73 cents per share, in the third quarter 2000.

         Adjusted net income for the first nine months of 2001 was $6.1 billion, or $2.23 per share, compared to nine-month 2000 adjusted net income of $5.9 billion, or $2.13 per share.

         "Verizon has come through a difficult experience in a strong financial and operational position," said Verizon Chairman and Co-CEO Charles R. Lee. "Verizon's depth of management talent and technical skill enabled us to respond with incredible speed to restore service and respond to this national crisis. At the same time, the breadth and scale of our company allowed us to continue to grow revenues in key areas of our business during the quarter, while we once again demonstrated industry-leading cost control."

         Lee added, "Our view for the remainder of this year is shaped by the economic outlook, and we continue to take the appropriate steps to manage through the declining economy and to position ourselves for the recovery. We have adjusted our capital investment spending in 2001 to reflect this, while maintaining our investments in service quality and growth initiatives. Planning for the possibility of a prolonged economic weakness, we took steps earlier to reduce our cost structure in a way that has become ingrained in our business. This has given us the ability to continue to pursue growth opportunities and move forward with our long-distance applications and regulatory reform initiatives."

         Verizon President and Co-CEO Ivan Seidenberg said, "Our focus on execution is solidifying Verizon's leadership position in a dynamic industry. In long distance, we had another successful quarter. We have already met previously increased year-end sales targets, and customers in Pennsylvania are responding enthusiastically to last week's long-distance launch in that state. In DSL, we have continued to focus on improving operations. In the past quarter, we have cut the average installation interval in half, and we recently unveiled an aggressive sales promotion. In wireless, we had a very strong, profitable quarter as we continued to keep our eye on the fundamentals of the business and quality customer growth."

         "Looking ahead, these extraordinary times have lent new clarity to critical issues facing our industry, and we will work closely with federal and state regulators to create meaningful and

Verizon 3Q 2001 Earnings Release, page 3


necessary industry change." Referring to the policy goals recently outlined by Federal Communications Commission Chairman Michael Powell, Seidenberg said, "We are encouraged that Chairman Powell's agenda recognizes the key industry issues, including the need for a better wireless spectrum allocation process and a broadband policy that removes the barriers to deployment and supports even more investment in high-speed technology."

                              CONSOLIDATED RESULTS

         Consolidated adjusted revenues for the quarter grew 3.7 percent, to $17.0 billion from $16.4 billion in third quarter 2000. Nine-month consolidated revenues were $50.2 billion, up 7.7 percent from $46.6 billion in the first nine months of 2000. Revenues for the earlier period do not include first-quarter revenues from the Vodafone properties that were contributed to Verizon Wireless in April 2000; including those revenues, the nine-month increase would have been
5.2 percent.

         Consolidated adjusted expenses increased 3.7 percent and cash expenses increased by 2.9 percent over third quarter 2000. Excluding the effects of the Sept. 11 attacks, merger-related expense savings and cost-control measures enabled the company to hold increases in cash expenses to 1.5 percent while continuing to invest in high-growth capabilities and services.

         For the second consecutive quarter, Verizon's largest business unit, Domestic Telecom, decreased its cash expenses over the prior-year period; through the first nine months of 2001, cash expenses decreased 1.7 percent, to $17.9 billion from $18.2 billion in the first nine months of 2000. Third quarter 2001 cash expenses decreased 0.8 percent to $6.1 billion, including expenses to restore services in the World Trade Center area and at the Pentagon, and decreased 3.1 percent excluding this impact.

                            HIGHLIGHTS OF OPERATIONS

LONG DISTANCE:

o Verizon Long Distance, the nation's fourth largest long-distance provider, added approximately 850,000 customers in the quarter and ended the quarter with 6.9 million customers nationwide. The third-quarter increase includes approximately 160,000 retail customers in Hawaii not previously counted as part of the base. Excluding Hawaii, this is a more than 50 percent increase over third quarter 2000.

Verizon 3Q 2001 Earnings Release, page 4


o With 2,132,000 customers in New York and 475,000 customers in Massachusetts, more than 38 percent of long-distance customers come from Verizon's newest long-distance markets. Verizon now has 31.7 percent in-franchise market share in New York and 17.9 percent in-franchise market share in Massachusetts.

o On Oct. 23, Verizon announced that it had begun marketing long-distance services in Pennsylvania, where Verizon serves about 7 million access lines and the long-distance market is an estimated $3 billion annual revenue opportunity.

o Verizon is now offering long-distance service to approximately 54.5 percent of the former Bell Atlantic's access lines and more than two-thirds of all Verizon access lines nationwide. Verizon is now able to offer long distance in Massachusetts, Connecticut, New York and Pennsylvania, as well as 36 other states formerly served by GTE Long Distance.

o On Oct. 18, Verizon notified state regulators in Maine that it plans to file a long-distance application with the FCC by year's end. The company is also working closely with state regulators in New Hampshire, Vermont, Rhode Island and New Jersey, where similar notices were filed earlier this year.

DSL:

o Verizon added 135,000 DSL lines in the third quarter and ended the period with approximately 975,000 lines in service -- a 625,000-line year-over-year increase. Average installation intervals have been cut in half, resulting in improved customer satisfaction.

o On Oct. 17, Verizon announced it had surpassed a total of 1 million DSL customers, representing 85 percent year-to-date growth, and the company is targeting 1.2 to 1.3 million DSL subscribers by year-end.

o Approximately 32.8 million of Verizon's 62.0 million access lines nationwide are DSL-qualified. Verizon recently extended the reach of its DSL service to an additional 3.5 million lines, as the company continues to add capacity in its central offices to meet continued strong demand. Approximately 2,050 central offices are equipped to provide DSL.

o Also on Oct. 17, Verizon Online, the company's Internet service provider, unveiled a fourth-quarter sales promotion for DSL service, including a three-month introductory rate of $29.95 per month. The promotion also includes a free modem, installation kit and digital camera.

o Verizon Online, which is the Internet service provider (ISP) to more than 1 million subscribers, reported a nearly 37 percent increase over third quarter 2000 customer totals.

DATA AND TELECOM:

o Data Services revenues grew to nearly $1.8 billion, driven by 18.1 percent growth in data transport services over third quarter 2000.

Verizon 3Q 2001 Earnings Release, page 5


o The 52 percent third-quarter growth in data circuits as measured in ALEs marked Verizon's fourth consecutive quarter of more than 50 percent growth. Data circuits now account for more than half of Verizon's 128.5 million ALEs.

o On Oct. 23, Verizon and Microsoft announced that they were exploring ways to extend the reach of Verizon services through the use of select Microsoft(R).NET and Windows(R)XP services. This would provide customers with remote access to features of Verizon's call services, such as Caller ID and voice mail, any time, anywhere and from virtually any device.

o Sales of packages of domestic wireline telecommunications services -- combining Caller ID, voice mail and other features -- increased 53 percent in the third quarter 2001 compared to the third quarter 2000.

VERIZON WIRELESS:

o Verizon Wireless added 752,000 net new customers during the third quarter 2001, with the total number of customers growing 12.2 percent over the prior year to 28.7 million. Penetration of covered POPs, which have been adjusted to reflect updated census and network coverage data, increased to 13.0 percent.

o Nearly 94 percent of Verizon Wireless' total base is made up of contract customers. Retail contract gross additions increased 7 percent year-over-year. Retail net additions of contract customers increased 36 percent over the prior year.

o Total churn decreased to 2.2 percent, down year-over-year and sequentially.

o With the largest digital base in the U.S., Verizon Wireless ended the quarter with 20 million digital customers, 69 percent of total subscribers. These customers generate more than 90 percent of the company's busy-hour usage.

o Average usage per subscriber increased 36 percent to 274 minutes a month, with digital usage of approximately 370 minutes a month.

o Service revenues for the quarter grew 13.2 percent to $4.2 billion, with service revenue per subscriber increasing 1 percent to more than $49, the fifth consecutive quarter of a year-over-year increase in service revenue per subscriber. Total revenues were $4.5 billion, up
         12.0 percent. Quarterly operating income rose 19.9 percent to $688 million, with operating cash flow increasing 12.3 percent to $1.6 billion.

o Industry-leading operating cash flow margin remained strong at 39 percent for the quarter.

o Verizon Wireless ended the quarter with 1.2 million subscribers to its Mobile Web and Mobile IP data services.

Verizon 3Q 2001 Earnings Release, page 6


o This month the company introduced its 1XRTT high-speed EXPRESS NETWORK for select enterprise customers and developers in the Philadelphia area. From laptops and PDAs, these subscribers are using the network's advanced high-speed data rates to access corporate intranets and the Internet. The company expects to consistently deliver 40-60 Kbs (kilobits per second) speeds, significantly higher than with alternative wireless technologies, when it rolls out EXPRESS NETWORK to key markets around the country, including New York, in the fourth quarter.

INTERNATIONAL:

o Revenues from consolidated international operations grew 17.5 percent over third quarter 2000 to $597 million. Operating income increased $96 million to $125 million, while operating cash flow increased 78 percent to $210 million compared to third quarter 2000.

o Total proportionate revenues increased $76 million over third quarter 2000 to $1.5 billion. Proportionate operating income of $350 million and proportionate operating cash flow of $618 million increased 15.9 percent and 17.9 percent, respectively, compared to third quarter 2000.

o The number of proportionate international wireless customers served by Verizon investments increased by 2.0 million to 9.1 million, a 28.6 percent increase over third quarter 2000. Verizon's international wireless investments reported strong customer gains, including Omnitel, now with 16.7 million subscribers; EuroTel Praha with 2.9 million; and Stet Hellas with 2.0 million.

o Verizon's new global network is progressing on plan. During the third quarter, Verizon Global Solutions Inc. added additional locations -- including London, Paris, Amsterdam, Brussels, Frankfurt and Dusseldorf -- to its network, which now links the U.S. and major commercial and financial centers around the world. Also during the quarter, Verizon rolled out high-speed global private-line service.

INFORMATION SERVICES:

o Revenues from Verizon's directory publishing and electronic commerce operations were $1.1 billion in the third quarter, an increase of 14.6 percent from third quarter 2000 due to operational growth and shifts in directory publication dates.

o Revenues from SuperPages.com, Verizon's Internet directory service, grew 63.6 percent over third quarter 2000, as Information Services carried out its strategy to bundle print and online services.

Verizon 3Q 2001 Earnings Release, page 7


                                REPORTED RESULTS

         For the third quarter of 2001, Verizon reported consolidated net income of $1.9 billion, or 69 cents a diluted share, compared to $3.5 billion, or $1.27 per share, during the third quarter 2000. Current-quarter net income includes transition costs and mark-to-market adjustments for financial instruments totaling $165 million, or 6 cents a share. Third quarter 2000 included net income reported on sales of assets of approximately $1.3 billion, or 47 cents a share. Assets sold included certain non-strategic wireline properties, which were reported in operating income, and overlapping wireless properties that were sold for regulatory reasons and which were reported as an extraordinary item. In third quarter 2000, the company also recorded a gain of $245 million, or 9 cents a share, for a mark-to-market adjustment for notes issued in 1998 that are exchangeable into shares of Cable & Wireless plc and NTL Inc., and transition costs of $65 million, or 2 cents a share.

         Reported net income for the first nine months of 2001 was $2.4 billion, or 89 cents a share, compared to $9.9 billion, or $3.60 a share, in the first nine months of 2000.

         Reported operating revenues rose 2.8 percent in the third quarter 2001, to $17.0 billion, compared to the third quarter 2000. For the first nine months of 2001, Verizon's revenues rose 4.9 percent, to $50.2 billion, compared to the first nine months of 2000.

                                  2001 OUTLOOK

         Verizon anticipates a continued financial impact related to the Sept. 11 terrorist attacks and to the ongoing economic downturn in the fourth quarter 2001.

         In the fourth quarter, the company is targeting the following:

                  o        Quarterly revenue growth of approximately 3 percent

                  o        EPS -- including a fourth-quarter impact from Sept.
                           11 restoration efforts of approximately 3 cents -- of 77 to 80 cents

                  o        Capital expenditures of $4.5 to $4.7 billion

         The company is updating the following year-end 2001 financial targets accordingly:

                  o Annual revenue growth of 4 to 5 percent; previous target was 5 to 6 percent

Verizon 3Q 2001 Earnings Release, page 8


                  o EPS of $3.00 to $3.03, including impacts of approximately 6 cents from the Sept. 11 attacks; excluding the impacts, EPS in the range of $3.06 to $3.09, which is in line with previous targets. Additionally, the company estimated the impact of FAS 142, a Financial Accounting Standard that will be implemented next year relating to the amortization of goodwill, to be 8 cents a share on an annual basis.

                  o        Capital expenditures of $17.0 to $17.2 billion;
                           previously $17.5 billion

         EDITOR'S NOTE: Verizon will hold a conference call on third-quarter results today at 9 a.m. Eastern time. The call will be Webcast at www.verizon.com/investor. Materials related to the call will also be available there.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
128.5 million access line equivalents and 28.7 million wireless customers. Verizon is also the largest directory publisher in the world. A Fortune 10 company with approximately $65 billion in annual revenues and 256,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing and profitability of our entry and expansion in the national long-distance market; our ability to combine former Bell Atlantic and GTE operations, satisfy regulatory conditions and obtain revenue enhancements and cost savings; the profitability of our broadband operations; the ability of Verizon Wireless to achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; the continuing financial needs of Genuity Inc., our ability to convert our ownership interest in Genuity into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME - REPORTED BASIS
--------------------------------------------------------------------------------


                                                                                (dollars in millions, except per share amounts)

                                                 3 Mos. Ended  3 Mos. Ended              9 Mos. Ended  9 Mos. Ended
Unaudited                                             9/30/01       9/30/00   % Change        9/30/01       9/30/00    % Change
                                                 ------------  ------------ ----------   ------------  ------------  ----------
OPERATING REVENUES                               $     17,004  $     16,533        2.8   $     50,179  $     47,834         4.9

Operations and support expense                          9,925         9,605        3.3         28,937        29,205        (0.9)
Depreciation and amortization expense                   3,402         3,213        5.9         10,162         9,030        12.5
Gains on sales of assets, net                              --        (1,227)    (100.0)            (5)       (3,780)      (99.9)
                                                 ------------  ------------              ------------  ------------

OPERATING INCOME                                        3,677         4,942      (25.6)        11,085        13,379       (17.1)
Equity in income (loss) from
  unconsolidated businesses                               142           271      (47.6)        (3,306)        3,784      (187.4)
Other income and (expense), net                            84           128      (34.4)           268           218        22.9
Interest expense                                         (797)         (914)     (12.8)        (2,627)       (2,603)        0.9
Minority interest                                        (226)         (142)      59.2           (533)         (177)      201.1
Mark-to-market adjustment -
 financial instruments                                    (13)          377     (103.4)          (166)          664      (125.0)
Provision for income taxes                               (984)       (2,022)     (51.3)        (2,105)       (6,157)      (65.8)
                                                 ------------  ------------              ------------  ------------
INCOME FROM CONTINUING OPERATIONS                       1,883         2,640      (28.7)         2,616         9,108       (71.3)
Extraordinary items, net of tax                            (8)          826          *             (8)          817      (101.0)
Cumulative effect of accounting change                     --            --         --           (182)          (40)          *
                                                 ------------  ------------              ------------  ------------
NET INCOME                                              1,875         3,466      (45.9)         2,426         9,885       (75.5)
      Redemption of subsidiary preferred stock             --            --         --             --            (8)     (100.0)
                                                 ------------  ------------              ------------  ------------
NET INCOME AVAILABLE TO
      COMMON SHAREOWNERS                         $      1,875  $      3,466      (45.9)  $      2,426  $      9,877       (75.4)
                                                 ============  ============              ============  ============

DILUTED EARNINGS PER SHARE (1)                   $        .69  $       1.27      (45.7)  $        .89  $       3.60       (75.3)
Weighted average number of common
      shares-assuming dilution (in millions)            2,735         2,722                     2,729         2,742



FOOTNOTE:

(1) Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares.


*    Not meaningful

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME - ADJUSTED BASIS
--------------------------------------------------------------------------------

                                                                                    (dollars in millions, except per share amounts)

                                                 3 Mos. Ended  3 Mos. Ended                9 Mos. Ended  9 Mos. Ended
Unaudited                                             9/30/01       9/30/00     % Change        9/30/01       9/30/00      % Change
                                                 ------------  ------------    ----------  ------------  ------------    ----------
OPERATING REVENUES (1)
      Domestic Telecom                           $     10,666  $     10,877          (1.9) $     32,539  $     32,409            .4
      Domestic Wireless                                 4,521         4,036          12.0        12,950        10,152          27.6
      International                                       597           508          17.5         1,722         1,436          19.9
      Information Services                              1,112           970          14.6         2,885         2,805           2.9
      Other                                               108             1             *            83          (229)       (136.2)
                                                 ------------  ------------                ------------  ------------
TOTAL OPERATING REVENUES                               17,004        16,392           3.7        50,179        46,573           7.7
                                                 ------------  ------------                ------------  ------------

OPERATING EXPENSES (1)
      Operations and support expense (2)                9,671         9,394           2.9        28,241        26,940           4.8
      Depreciation and amortization expense             3,402         3,213           5.9        10,162         8,896          14.2
                                                 ------------  ------------                ------------  ------------
TOTAL OPERATING EXPENSES                               13,073        12,607           3.7        38,403        35,836           7.2
                                                 ------------  ------------                ------------  ------------

OPERATING INCOME                                        3,931         3,785           3.9        11,776        10,737           9.7
Operating income impact of operations sold (1)             --            95        (100.0)           --           515        (100.0)
Equity in income from unconsolidated businesses           145           270         (46.3)          610           695         (12.2)
Other income and (expense), net                            82           126         (34.9)          266           235          13.2
Interest expense                                         (800)         (913)        (12.4)       (2,630)       (2,568)          2.4
Minority interest                                        (246)         (202)         21.8          (597)         (333)         79.3
Provision for income taxes                             (1,072)       (1,177)         (8.9)       (3,328)       (3,427)         (2.9)
                                                 ------------  ------------                ------------  ------------
ADJUSTED NET INCOME                              $      2,040  $      1,984           2.8  $      6,097  $      5,854           4.2
                                                 ============  ============                ============  ============

DILUTED ADJUSTED EARNINGS PER SHARE (2)          $        .75  $        .73           2.7  $       2.23  $       2.13           4.7
Weighted average number of common
      shares-assuming dilution (in millions)            2,735         2,722                       2,729         2,742


FOOTNOTES:

(1) Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable results excluding significant operations sold, primarily previously announced Domestic Telecom access lines, as follows:

              Revenues                           $         --  $        142                $         --  $        851
              Expenses                           $         --  $         47                $         --  $        336

     The Verizon Wireless joint venture was formed in April 2000 with the acquisition of Vodafone's domestic wireless investments. Also, results of Bell Atlantic and GTE overlap wireless properties were included in Domestic Wireless's results through June 30, 2000. If the joint venture was formed on January 1, 2000 and the impact of overlap wireless properties were excluded, certain comparative financial information would be as follows:

                                                                                           9 Mos. Ended  9 Mos. Ended
Unaudited                                                                                       9/30/01       9/30/00      % Change
                                                                                           ------------  ------------    ----------
OPERATING REVENUES
     Domestic Telecom                                                                      $     32,539  $     32,409            .4
     Domestic Wireless                                                                           12,950        11,279          14.8
     International                                                                                1,722         1,436          19.9
     Information Services                                                                         2,885         2,805           2.9
     Other                                                                                           83          (229)       (136.2)
                                                                                           ------------  ------------
TOTAL OPERATING REVENUES                                                                         50,179        47,700           5.2
                                                                                           ------------  ------------

OPERATING EXPENSES
     Operations and support expense                                                              28,241        27,570           2.4
     Depreciation and amortization expense                                                       10,162         9,375           8.4
                                                                                           ------------  ------------
TOTAL OPERATING EXPENSES                                                                         38,403        36,945           3.9
                                                                                           ------------  ------------

OPERATING INCOME                                                                          $     11,776   $     10,755           9.5


(2) Current year expenses include costs totaling approximately $.03 per share related to the September 11 terrorist attacks. Excluding the costs associated with the September 11 terrorist attacks, third quarter 2001 operations and support expenses would have increased 1.5%, total operating expenses would have increased 2.6%, and operating income would have increased 7.6%, compared to the third quarter 2000.

*    Not meaningful

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
EARNINGS RECONCILIATIONS
--------------------------------------------------------------------------------

                                                                        (dollars in millions, except per share amounts)

                                                                    3 Mos. Ended 9/30/01           3 Mos. Ended 9/30/00
Unaudited                                                        Net Income     Diluted EPS      Net Income      Diluted EPS
                                                               -------------   -------------   -------------    -------------
REPORTED EARNINGS                                              $       1,875   $         .69   $       3,466    $        1.27
Adjustments:
     Mark-to-market adjustment - financial instruments
           CWC exchangeable notes                                         --              --            (245)            (.09)
           Other financial instruments                                    13              --              --               --
     Loss/(gain) on marketable securities (1)                             --              --              --               --
     Gains on sales of assets, net                                        --              --            (476)            (.17)
     Merger related costs                                                 --              --              --               --
     Transition costs                                                    144             .05              65              .02
     Settlements (conforming)                                             --              --              --               --
     Cumulative effect of accounting change                               --              --              --               --
     Other charges and special items                                      --              --              --               --
     Genuity loss                                                         --              --              --               --
     Extraordinary items                                                   8              --            (826)            (.30)
     Redemption of subsidiary preferred stock                             --              --              --               --
                                                               -------------   -------------   -------------    -------------

ADJUSTED EARNINGS (2)                                          $       2,040   $         .75   $       1,984    $         .73
                                                               =============   =============   =============    =============


                                                                     9 Mos. Ended 9/30/01             9 Mos. Ended 9/30/00
Unaudited                                                         Net Income      Diluted EPS      Net Income      Diluted EPS
                                                               -------------    -------------   -------------    -------------
REPORTED EARNINGS                                              $       2,426    $         .89   $       9,877    $        3.60
Adjustments:
     Mark-to-market adjustment - financial instruments
           CWC exchangeable notes                                         --               --            (431)            (.16)
           Other financial instruments                                   164              .06              --               --
     Loss/(gain) on marketable securities (1)                          2,926             1.07          (1,941)            (.71)
     Gains on sales of assets, net                                        (3)              --          (1,986)            (.72)
     Merger related costs                                                 --               --             749              .27
     Transition costs                                                    394              .14             112              .04
     Settlements (conforming)                                             --               --            (564)            (.21)
     Cumulative effect of accounting change                              182              .07              40              .01
     Other charges and special items                                      --               --             526              .19
     Genuity loss                                                         --               --             281              .10
     Extraordinary items                                                   8               --            (817)            (.30)
     Redemption of subsidiary preferred stock                             --               --               8               --
                                                               -------------    -------------   -------------    -------------

ADJUSTED EARNINGS (2)                                          $       6,097    $        2.23   $       5,854    $        2.13
                                                               =============    =============   =============    =============


FOOTNOTES:

(1) Current year losses pertain to other than temporary market value declines of marketable securities. Prior year gain pertains to the exchange of CWC stock for C&W/NTL stock.

(2) Totals for Diluted EPS do not add for all periods due to rounding in EPS calculations.


--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
SELECTED FINANCIAL AND OPERATING STATISTICS
--------------------------------------------------------------------------------


                                                                        (dollars in millions, except per share amounts)

                                                                3 Mos. Ended    3 Mos. Ended     9 Mos. Ended     9 Mos. Ended
Unaudited                                                            9/30/01         9/30/00          9/30/01          9/30/00
                                                               -------------    -------------    -------------    -------------
Debt ratio-end of period                                                64.7%            60.0%            64.7%            60.0%

Book value per common share                                    $       12.84    $       12.78    $       12.84    $       12.78

Cash dividends declared per common share (1)                   $       0.385    $       0.385    $       1.155    $       1.155

Common shares outstanding (in millions)
     End of period                                                     2,714            2,699            2,714            2,699

Capital expenditures
     Domestic Telecom                                          $       2,064    $       2,986    $       8,470    $       8,580
     Domestic Wireless (2)                                               970              992            3,342            2,378
     International                                                       232              123              524              349
     Information Services                                                 31               12               69               31
     Other (3)                                                            17              135               72              542
                                                               -------------    -------------    -------------    -------------
     Total                                                     $       3,314    $       4,248    $      12,477    $      11,880
                                                               -------------    -------------    -------------    -------------
Total employees                                                      255,994          261,123          255,994          261,123
                                                               =============    =============    =============    =============


FOOTNOTES:

(1)  Represents dividends declared by Bell Atlantic in 2000.

(2)  Bell Atlantic Mobile and GTE Wireless only prior to April 2000.

(3) Includes amounts from Genuity (formerly GTE Internetworking) prior to July 2000.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                          (dollars in millions)

Unaudited                                                            9/30/01         12/31/00         $ Change
                                                               -------------    -------------    -------------
ASSETS
     Current assets
        Cash and cash equivalents                              $       1,365    $         757    $         608
        Short-term investments                                           248            1,613           (1,365)
        Accounts receivable, net                                      13,726           14,010             (284)
        Inventories                                                    2,259            1,910              349
        Net assets held for sale                                       1,487              518              969
        Prepaid expenses and other                                     2,747            3,313             (566)
                                                               -------------    -------------    -------------
     Total current assets                                             21,832           22,121             (289)
                                                               -------------    -------------    -------------
     Plant, property and equipment                                   166,312          158,957            7,355
        Less accumulated depreciation                                 93,415           89,453            3,962
                                                               -------------    -------------    -------------
                                                                      72,897           69,504            3,393
                                                               -------------    -------------    -------------
     Investments in unconsolidated businesses                         11,284           13,115           (1,831)
     Intangible assets                                                44,080           41,990            2,090
     Other assets                                                     19,410           18,005            1,405
                                                               -------------    -------------    -------------
TOTAL ASSETS                                                   $     169,503    $     164,735    $       4,768
                                                               =============    =============    =============


LIABILITIES AND SHAREOWNERS' INVESTMENT
     Current liabilities
        Debt maturing within one year                          $      18,847    $      14,838    $       4,009
        Accounts payable and accrued liabilities                      11,945           13,965           (2,020)
        Other                                                          5,450            5,433               17
                                                               -------------    -------------    -------------
     Total current liabilities                                        36,242           34,236            2,006
                                                               -------------    -------------    -------------
     Long-term debt                                                   45,043           42,491            2,552
     Employee benefit obligations                                     11,648           12,543             (895)
     Deferred income taxes                                            16,129           15,260              869
     Other liabilities                                                 3,706            3,797              (91)

     Minority interest                                                21,899           21,830               69

     Shareowners' investment
        Common stock                                                     275              275               --
        Contributed capital                                           24,505           24,555              (50)
        Reinvested earnings                                           13,968           14,667             (699)
        Accumulated other comprehensive loss                          (1,832)          (2,176)             344
                                                               -------------    -------------    -------------
                                                                      36,916           37,321             (405)

        Less common stock in treasury, at cost                         1,277            1,861             (584)
        Less deferred compensation -
           employee stock ownership plans and other                      803              882              (79)
                                                               -------------    -------------    -------------
     Total shareowners' investment                                    34,836           34,578              258
                                                               -------------    -------------    -------------
TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT                  $     169,503    $     164,735    $       4,768
                                                               =============    =============    =============

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                                                             (dollars in millions)

                                                                                9 Mos. Ended     9 Mos. Ended
Unaudited                                                                            9/30/01           9/30/00          $ Change
                                                                              --------------    --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES

Income before extraordinary items and cumulative effect                       $        2,616    $        9,108    $       (6,492)
     of accounting change
Adjustments to reconcile income before extraordinary
     items and cumulative effect of accounting change to net cash provided by operating activities:
        Depreciation and amortization                                                 10,162             9,030             1,132
        Gains on sales of assets, net                                                     (5)           (3,780)            3,775
        Mark-to-market adjustment - financial instruments                                166              (664)              830
        Employee retirement benefits                                                  (1,610)           (2,585)              975
        Deferred income taxes                                                            552             2,878            (2,326)
        Provision for uncollectible accounts                                           1,374               945               429
        Equity in income (loss) from unconsolidated businesses                         3,306            (3,784)            7,090
        Changes in current assets and liabilities, net of
          effects from acquisition/disposition of businesses                          (3,469)              283            (3,752)
        Other, net                                                                         4               614              (610)
                                                                              --------------    --------------    --------------
Net cash provided by operating activities                                             13,096            12,045             1,051
                                                                              --------------    --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                                 (12,477)          (11,880)             (597)
Acquisitions, net of cash acquired, and investments                                   (3,005)           (1,590)           (1,415)
Proceeds from disposition of businesses and assets                                       200             6,004            (5,804)
Investments in notes receivable                                                           --              (989)              989
Net change in short-term investments                                                   1,338               922               416
Other, net                                                                            (1,213)             (596)             (617)
                                                                              --------------    --------------    --------------
Net cash used in investing activities                                                (15,157)           (8,129)           (7,028)
                                                                              --------------    --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings                                                     9,204             2,630             6,574
Repayments of long-term borrowings and capital lease obligations                      (2,003)           (4,865)            2,862
Increase in short-term obligations,
     excluding current maturities                                                     (1,436)            2,450            (3,886)
Dividends paid                                                                        (3,119)           (3,389)              270
Proceeds from sale of common stock                                                       436               415                21
Purchase of common stock for treasury                                                    (18)           (2,263)            2,245
Other, net                                                                              (395)              (99)             (296)
                                                                              --------------    --------------    --------------
Net cash provided by (used in) financing activities                                    2,669            (5,121)            7,790
                                                                              --------------    --------------    --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         608            (1,205)            1,813
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                           757             2,033            (1,276)
                                                                              --------------    --------------    --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $        1,365    $          828    $          537
                                                                              ==============    ==============    ==============

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------

                                                                                                          (dollars in millions)

                                      3 Mos. Ended  3 Mos. Ended                     9 Mos. Ended  9 Mos. Ended
Unaudited                                  9/30/01        9/30/00       % Change         9/30/01        9/30/00       % Change
                                     -------------  -------------   -------------   -------------  ------------- --------------
OPERATING REVENUES
      Local services                 $       5,358  $       5,494          (2.5)    $      16,523    $      16,461          0.4
      Network access services                3,378          3,301           2.3            10,069            9,828          2.5
      Long distance services                   793            802          (1.1)            2,313            2,385         (3.0)
      Other services                         1,137          1,280         (11.2)            3,634            3,735         (2.7)
                                     -------------  -------------                   -------------    -------------
TOTAL OPERATING REVENUES                    10,666         10,877          (1.9)           32,539           32,409          0.4
                                     -------------  -------------                   -------------    -------------

OPERATING EXPENSES
      Operations and support (1)             6,059          6,108          (0.8)           17,920           18,237         (1.7)
      Depreciation and amortization          2,333          2,218           5.2             6,960            6,474          7.5
                                     -------------  -------------                   -------------    -------------
TOTAL OPERATING EXPENSES                     8,392          8,326           0.8            24,880           24,711          0.7
                                     -------------  -------------                   -------------    -------------

OPERATING INCOME (1)                 $       2,274  $       2,551         (10.9)    $       7,659    $       7,698         (0.5)
OPERATING INCOME MARGIN                       21.3%          23.5%                           23.5%            23.8%

OPERATING CASH FLOW (1)              $       4,607  $       4,769          (3.4)    $      14,619    $      14,172          3.2
OPERATING CASH FLOW MARGIN (1)                43.2%          43.8%                           44.9%            43.7%

FOOTNOTES:

(1) Current year expenses include costs totaling approximately $.03 per share related to the September 11 terrorist attacks. Excluding the costs associated with the September 11 terrorist attacks, third quarter 2001 operations and support expenses would have declined 3.1%, operating income would have declined 5.4%, operating cash flow would have declined 0.5% and the operating cash flow margin would have increased approximately 70 basis points, compared to the third quarter of 2000.

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED OPERATING STATISTICS
--------------------------------------------------------------------------------


                                         3 Mos. Ended  3 Mos. Ended                     9 Mos. Ended  9 Mos. Ended
Unaudited                                     9/30/01        9/30/00       % Change         9/30/01        9/30/00       % Change
                                        -------------  -------------   -------------   -------------  ------------- --------------
Switched access lines in service (000)
      Residence                                39,560         40,049         (1.2)            39,560        40,049          (1.2)
      Business                                 21,790         22,125         (1.5)            21,790        22,125          (1.5)
      Public                                      617            672         (8.2)               617           672          (8.2)
                                        -------------  -------------                   -------------  ------------
Total                                          61,967         62,846         (1.4)            61,967        62,846          (1.4)
      Special DS0 equivalents                  66,557         43,817         51.9             66,557        43,817          51.9
                                        -------------  -------------                   -------------  ------------
Total voice grade equivalents (000)           128,524        106,663         20.5            128,524       106,663          20.5
                                        -------------  -------------                   -------------  ------------

BRI ISDN lines (000)                            1,391          1,289          7.9              1,391         1,289           7.9
PRI ISDN lines (000)                            2,015          1,842          9.4              2,015         1,842           9.4
Resale & UNE-P Lines (000)                      3,681          3,208         14.7              3,681         3,208          14.7
Minutes of use from Carriers and
   CLECs (in millions)                         70,778         72,367         (2.2)           215,226       216,159          (0.4)
Long distance subscribers
   (excl. Verizon CLEC) (000)                   6,851          4,465         53.4              6,851         4,465          53.4

High capacity and digital data
   revenues ($ in millions)
Data transport                          $       1,600  $       1,355         18.1      $       4,697  $      3,788          24.0
Data solutions                                    176            199        (11.6)               526           559          (5.9)
                                        -------------  -------------                   -------------  ------------
Total revenues                          $       1,776  $       1,554         14.3      $       5,223  $      4,347          20.2
                                        -------------  -------------                   -------------  ------------

FOOTNOTE:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
VERIZON WIRELESS - SELECTED OPERATING RESULTS
--------------------------------------------------------------------------------

                                                                                                          (dollars in millions)

                                     3 Mos. Ended   3 Mos. Ended                     9 Mos. Ended  9 Mos. Ended
Unaudited                                 9/30/01         9/30/00       % Change         9/30/01        9/30/00       % Change
                                    -------------   -------------   -------------   -------------  ------------- --------------
REVENUES
     Service revenues               $       4,183   $       3,695           13.2    $     11,980   $       9,285           29.0
     Equipment and other                      338             341           (0.9)            970             867           11.9
                                    -------------   -------------                   ------------   -------------
TOTAL REVENUES                              4,521           4,036           12.0          12,950          10,152           27.6
                                    -------------   -------------                   ------------   -------------

OPERATING EXPENSES
     Operations and support                 2,890           2,583           11.9           8,344           6,700           24.5
     Depreciation and amortization            943             879            7.3           2,749           2,078           32.3
                                    -------------   -------------                   ------------   -------------
TOTAL OPERATING EXPENSES                    3,833           3,462           10.7          11,093           8,778           26.4
                                    -------------   -------------                   ------------   -------------

OPERATING INCOME                    $         688   $         574           19.9    $      1,857   $       1,374           35.2

OPERATING CASH FLOW                 $       1,631   $       1,453           12.3    $      4,606   $       3,452           33.4
OPERATING CASH FLOW MARGIN                   39.0%           39.3%                          38.4%           37.2%

SELECTED OPERATING STATISTICS
Subscribers (000)                          28,682          25,552           12.2          28,682          25,552           12.2
Penetration                                  13.0%           12.2%                          13.0%           12.2%
Subscriber net adds in period (000)           752             806           (6.7)          2,078           2,480          (16.2)
Total churn rate, including prepaid           2.2%            2.6%                           2.5%            2.5%

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

The Domestic Wireless financial information presented above reflects the operations acquired from Vodafone (AirTouch) in connection with the formation of the Verizon Wireless joint venture effective April 2000. The first quarter 2000 financial results included in the year to date information above represent the combination of Bell Atlantic Mobile and GTE Wireless only. Also, the financial results of Bell Atlantic and GTE overlap wireless properties were included in Domestic Wireless's results through June 30, 2000. The quarterly operating statistics shown above represent the Verizon Wireless joint venture.

Prior period subscriber counts reflect the retroactive impact from the subscriber base adjustment made in first quarter 2001 that is allocable to the prior period. Prior period penetration rates have been adjusted to reflect updated census and network coverage data.

The information below represents comparative results for the Verizon Wireless joint venture, on a combined basis, had the joint venture been formed on January 1, 2000 and the impact of overlap wireless properties been excluded:

                                                                                     9 Mos. Ended   9 Mos. Ended
Unaudited                                                                                 9/30/01         9/30/00       % Change
                                                                                    -------------   -------------   -------------
REVENUES
     Service revenues                                                               $     11,980    $      10,308         16.2
     Equipment and other                                                                     970              971         (0.1)
                                                                                    ------------    -------------
TOTAL REVENUES                                                                            12,950           11,279         14.8
                                                                                    ------------    -------------

OPERATING EXPENSES
     Operations and support                                                                8,344            7,330         13.8
     Depreciation and amortization                                                         2,749            2,557          7.5
                                                                                    ------------    -------------
TOTAL OPERATING EXPENSES                                                                  11,093            9,887         12.2
                                                                                    ------------    -------------

OPERATING INCOME                                                                    $      1,857    $       1,392         33.4

OPERATING CASH FLOW                                                                 $      4,606    $       3,949         16.6
OPERATING CASH FLOW MARGIN                                                                 38.4%            38.3%

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
INTERNATIONAL - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------


                                                                                                               (dollars in millions)

                                                3 Mos. Ended  3 Mos. Ended                 9 Mos. Ended  9 Mos. Ended
Unaudited                                            9/30/01       9/30/00      % Change        9/30/01       9/30/00     % Change
                                                ------------  ------------    ----------   ------------  ------------   ----------
REVENUES
     Wireless                                   $        340  $        320           6.3   $      1,013  $        893         13.4
     Wireline and other                                  257           188          36.7            709           543         30.6
                                                ------------  ------------                 ------------  ------------
TOTAL REVENUES                                           597           508          17.5          1,722         1,436         19.9
                                                ------------  ------------                 ------------  ------------

OPERATING EXPENSES
     Operations and support                              387           390          (0.8)         1,203         1,006         19.6
     Depreciation and amortization                        85            89          (4.5)           304           253         20.2
                                                ------------  ------------                 ------------  ------------
TOTAL OPERATING EXPENSES                                 472           479          (1.5)         1,507         1,259         19.7
                                                ------------  ------------                 ------------  ------------

OPERATING INCOME                                $        125  $         29         331.0     $      215    $      177         21.5

OPERATING CASH FLOW                             $        210  $        118          78.0     $      519    $      430         20.7
OPERATING CASH FLOW MARGIN                              35.2%         23.2%                        30.1%         29.9%

EQUITY IN INCOME FROM UNCONSOLIDATED BUSINESSES $        202  $        203          (0.5)    $      685    $      503         36.2


PROPORTIONATE INFORMATION
Revenues                                        $      1,474  $      1,398           5.4     $    4,331    $    4,071          6.4
Operating income                                $        350  $        302          15.9     $      984    $    1,006         (2.2)
Operating cash flow                             $        618  $        524          17.9     $    1,745    $    1,638          6.5

Access lines (000)                                     3,220         3,405          (5.4)         3,220         3,405         (5.4)
Wireless subscribers (000)                             9,061         7,046          28.6          9,061         7,046         28.6


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.


--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
INFORMATION SERVICES - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------

                                                                                                               (dollars in millions)

                                                3 Mos. Ended  3 Mos. Ended                 9 Mos. Ended  9 Mos. Ended
Unaudited                                            9/30/01       9/30/00     % Change         9/30/01       9/30/00     % Change
                                                ------------  ------------    ----------   ------------  ------------   ----------
OPERATING REVENUES                              $      1,112  $        970          14.6   $    2,885    $      2,805          2.9

OPERATING EXPENSES
     Operations and support                              485           473           2.5        1,354           1,382         (2.0)
     Depreciation and amortization                        21            17          23.5           62              56         10.7
                                                ------------  ------------                 ------------  ------------
TOTAL OPERATING EXPENSES                                 506           490           3.3        1,416           1,438         (1.5)
                                                ------------  ------------                 ------------  ------------

OPERATING INCOME                                $        606  $        480          26.3   $    1,469    $      1,367          7.5

OPERATING CASH FLOW                             $        627  $        497          26.2   $    1,531    $      1,423          7.6
OPERATING CASH FLOW MARGIN                              56.4%         51.2%                      53.1%           50.7%


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.